Exhibit 4.7

English Translation of Chinese Original

CHINA NATIONAL PETROLEUM CORPORATION

AND

PETROCHINA COMPANY LIMITED

COMPREHENSIVE PRODUCTS AND SERVICES AGREEMENT

THIS AGREEMENT is entered into on this 27th day of August 2020 in Beijing by and between:

CHINA NATIONAL PETROLEUM CORPORATION (“Party A”), a limited liability company duly organized and validly existing under the laws of the People’s Republic of China (the “PRC”), with its Unified Social Credit Code being 91110000100010433L and its registered address being at Liupukang, Xicheng District, Beijing, PRC; and

PETROCHINA COMPANY LIMITED (“Party B”), a joint stock limited company duly organized and validly existing under the laws of the PRC, with its Unified Social Credit Code being 91110000710925462X and its registered address being at 16 Andelu, Dongcheng District, Beijing.

1.    Background

Upon approval by the State Council, Party A implemented a restructuring (the “Restructuring”) and in its capacity as the sole promoter, incorporated Party B on November 5, 1999 in accordance with the laws of the PRC and owned 100% equity interest in Party B. Party B issued overseas shares through public offering, including “overseas-listed foreign shares” (“H shares”) listed on the Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”), and American Depositary Shares listed on the New York Stock Exchange of the USA (the “ADS”).

Party A transferred into Party B the businesses which, prior to the Restructuring, constituted the principal businesses of Party A and its affiliated enterprises or units, including the exploration and exploitation of crude oil and natural gas, crude oil refining, chemical business, pipeline transmission, marketing, relevant research institutes and the related assets, liabilities and interests. After the Restructuring, Party A retained the businesses of construction and technical services, production services, supply of materials services, ancillary services, social services, etc., and the relevant assets, liabilities and interests.

Upon completion of the combined offering (including the issue of H Shares and ADS) in April 2000, Party A continued to be the controlling shareholder of Party B. Following the issuance of domestic common shares dominated in Renminbi (“A shares”) by Party B in October 2007 and the listing of the same on the Shanghai Stock Exchange, Party A has remained the controlling shareholder of Party B.

Party A owns the construction and technical services, production services, supply of materials services, ancillary services, social services, financial services etc. in relation to the production and operation of oil and natural gas. Such business can provide necessary services for the production and operation and the life of employees of Party B and its affiliates. Party A and its affiliates have the advantage of talents, technology and region, and have experience of long-term cooperation with each unit of Party B prior to the Restructuring. Therefore, Party B is willing to receive the aforesaid products and services from Party A pursuant to this Agreement.

Party B owns crude oil, natural gas, refining and chemical products and the relevant by-products and semi-finished products, and is in the position to provide the services including supply of water, electricity, gas, heating, measurement, quality inspection and entrusted operations and management. Party B and its affiliates had experience in long-term cooperation with Party A and its affiliates prior to the Restructuring. Therefore, Party A is willing to receive the aforesaid products and services from Party B pursuant to this Agreement.

On such basis, Party A and Party B are willing to sign this Agreement and provide each other with the relevant products and services pursuant to this Agreement. Therefore, both parties agree and guarantee to procure their respective entities, including their respective subsidiaries, branches and other relevant units, to provide the products and services hereof in accordance with the terms and principles of this Agreement.

NOW, THEREFORE, Party A and Party B hereby agree as follows:

2.     Agreement

Article 1    Scope of Products and Services

The Products and services provided by Party A and Party B to each other under this Agreement are as follows:

1.1

The products and services provided by Party B to Party A include: crude oil, natural gas, refining oil products, chemical products, supply of water, electricity, gas and heating; measurement, quality inspection, entrusted operations and management and other relevant or similar products and services.

1.2	The products and services provided by Party A to Party B include:

(a)

Construction and technical services: geological surveying, drilling, well cementing, logging, mud logging, well testing, downhole operation, oilfield construction (including construction and installation), oil refinery construction (including construction and installation), engineering and design, project monitoring and management, equipment repairing and maintenance, equipment antiseptic testing and technology research (including the service of patent, know-how and computer software provided for the aforesaid service), information service, public construction (the road of oilfields and factories, municipal construction, civil buildings and public facilities), risk operation services and other relevant or similar products or services.

(b)

Production services: supply of water, electricity, gas, heating; communications, firefighting, security, library information and filing services, asset leasing, environmental protection and sanitation in the factory and mining areas, repair of machinery, manufacture of machinery, transportation, maintenance of roads and other relevant or similar products or services.

(c)	Supply of materials services: purchase of materials, quality inspection, storage of materials, delivery of materials and other relevant or similar products or services.

(d)	Ancillary services: property management, training centers, guesthouses, canteens, management of shower rooms and other relevant or similar services.

(e)

Social services: regional security services, education (including affiliated schools, technician training schools, educational qualification schools), hospitals, kindergartens, daycare centers, cultural propaganda (including TV station, radio, newspaper publishing house), public transportation, municipal facilities (including greening of road, city and mining area), retirement administration, re-employment services centers, miscellaneous social services, and other relevant or similar services.

(f)

Financial services: making loan and accepting deposits in Renminbi and foreign currencies, payment and receipt of interests, providing guarantee and clearance and settlement services, entrusted management of production safety guarantee fund related to refining and chemical, and other financial services engaged in by Party A through financial institutions such as its affiliate, China National Petroleum Company Finance Co., Ltd., subject to the applicable regulations.

1.3

Party A and Party B agree to enter into separate agreements in connection with the supervision of the sales business of certain oil companies, the lease of buildings and the lease and use of use rights, the licensing of intellectual property (including patents, trademarks, know-now, computer software, but excluding those mentioned in 1.2(a)), the transfer of the rights and obligations of those cooperation agreements with foreign entities regarding oil explorations and exploration, the guarantee of part of Party B’s debts, which are in relation to relevant oil companies.

1.4

Party B shall provide financial assistance to those companies jointly owned by Party A and Party B in which Party A and its subordinate companies and entities (including subsidiaries, branches and other entities) hold 10% or more of the voting securities, whether individually or in the aggregate, (hereinafter referred to as “Jointly-owned Companies”), including (a) the provision of entrusted loans to the Jointly-owned Companies through China National Petroleum Company Finance Co., Ltd. or other financial institutions, and (b) the provision of guarantee for the Jointly-owned Companies.

1.5

The Jointly-owned Companies shall provide financial assistance to Party B, including (a) the provision of entrusted loans to Party B through China National Petroleum Company Finance Co., Ltd. or other financial institutions, and (b) the provision of guarantee for Party B.

1.6

Products provided by Jointly-owned Companies include: crude oil, oil products, chemical products, and natural gas etc. Pricing standards for the foregoing products shall refer to the pricing standards of the same services as listed in Appendix 1 hereto.

Article 2    General Principles

Party A and Party B agree that the products and services hereof shall be provided under the following general principles:

2.1

The quality of products and services to be provided shall be excellent, the prices at which such products and services are to be provided shall be fair and reasonable, and the terms and conditions on which such products and services are to be provided shall be no less favorable than those offered by any third parties if such third parties provide the same products or services, or participate in the similar trade.

2.2

The products and services hereof shall be provided and standardized by contracting and in compliance with the provisions of the relevant regulations of the places where Party B are listed (including but not limited to listing rules).

2.3

The products and services shall be provided in accordance with the requirement of the reform and opening and establishment of socialist market economy and in compliance with the relevant laws and regulations in accordance with the principle of orderly competition by comparison of quality and price, equality and priority.

2.4

Subject to the compliance with the interests of Party B and the relevant regulations of the local places where its shares are listed (including but not limited to the listing rules), and with the continuing development of the production and operation of both parties, Party A and Party B will determine the terms and conditions of transactions according to the general principles and pricing principles hereof after negotiations if both parties are willing to provide to each other the products and services other than those covered in this Agreement.

Article 3    Pricing Principles

The products and services hereof shall be provided in accordance with the principles of this article.

3.1

The price of any product and service provided pursuant to this Agreement shall be determined in accordance with the general principles and order of this article: (a) if there is Government-Set-Price, the price for any product and service hereof shall be determined by reference to such Government-Set-Price; (b) if there is no Government-Set-Price but there is Market Price, the price for any product and service hereof shall be determined by reference to such Market Price; (c) if there is neither Government-Set-Price nor Market Price, the price for any product and service hereof shall be determined on the basis of the actual cost or the Agreed Contractual Price.

3.2	Specific pricing principles:

The prices for the products and services of 3.2(a), (b), (c) and (d) shall be determined according to the specific principles as follows and mentioned in the Appendixes. Where such specific principles are not applicable, then the prices for the relevant products and services shall be re-determined according to the general principles of 3.1 hereof.

(a)	Production services

Oil and gas providing services (including the supply of water, electricity, gas and heating) shall be priced according to the Government-Set-Price plus costs of sub-supply (if applicable).

(b)	Construction and technical services

The service of carrying out construction shall be provided in accordance with the lump-sum budgetary estimates and budgets. The lump-sum price or fee rate of the construction services for special purposes shall be determined in accordance with the following principles: before the State issues the uniform standard of lump-sum price or fee rate, the price for special-purpose construction shall be determined by reference to the Agreed Contractual Price, but shall be more favorable than the price standard of the similar construction in the international market. After the State issues such uniform standard, the price for the same shall be determined according to such uniform standard.

The lump-sum price or fee rate for the public construction services (refer to the services in connection with roads, municipal facility, civil building and public facility in oil field areas and factory areas) are that where there is a uniform standard of lump-sum price or fee rate set by the State, the price for such services shall be determined by reference to such standard; where there is no such standard, prior to January 1, 2000, the price for such services shall be determined according to Market Price. From and after January 1, 2000, by public bidding according to the provisions of the Law of the People’s Republic of China on Invitation and Submission of Bids which came into effect on January 1, 2000.

(c)	Social services

Please refer to Appendix II hereto for specific pricing principles. For the actual cost and the Agreed Contractual Price, the following provisions shall be complied with:

(i)	The prices of security services shall not be higher than the actual expenditures in respect of security services incurred by Party B in 1998.

(ii)

The prices of education, medical, cultural publicity services shall be shared reasonably according to the actual expenditures incurred by Party A’s enterprises in 1998 and the ratio of interests enjoyed by both parties (that is, the units now comprising Party A and Party B and their affiliates) in 1998. The prices of such services thereafter shall not be higher than the expenditures shared by Party B and calculated in the aforesaid way, and be reduced annually as such services are transferred to the relevant governmental authorities.

(iii)

The prices for retirement administration and reemployment service center shall be shared reasonably by the Parties after negotiation by both Parties according to the actual Cost Price and the extent of benefits enjoyed by Party A and Party B as well as their affiliates, and be reduced on an annual basis as the national social security system is gradually improved.

(d)	Financial services provided by financial institutions

The fees for financial services provided by financial institutions such as China National Petroleum Company Finance Co., Ltd. shall be determined by reference to the interest rate of the same period and relevant fee standard announced by People’s Bank of China (“PBOC”) or other competent financial regulatory authorities, and shall be no less favorable than the interest of the same period and the standard of fees and other conditions for the money and services obtained by Party B from any independent third party.

Apart from the provisions in (a), (b), (c) and (d) above, prices for other products and services shall be determined in accordance with the general principle stipulated in Article 3.1 herein.

3.3    (a) Pricing standards of the various financial assistance provided by Party B to Jointly-owned Companies shall refer to the pricing standards of the same services as listed in the financial service category of Appendix II hereto;

(b) Pricing standards of the various financial assistance provided by Jointly-owned Companies to Party B shall refer to the pricing standards of the same services as listed in the financial service category of Appendix II hereto.

Article 4    Operation

4.1

Both parties are required to submit to each other an annual plan detailing the demand for products or services provided by the other party for the forthcoming year before October 31 every year, and prepare an annual plan detailing the provision of products or services to the other party and submit plan to the other party before November 30 of that year.

4.2

Both parties shall guarantee their branches, subsidiaries and other controlled units to enter into specific product or service implementation agreements according to the corresponding annual plans for supply and demand of products or services.

4.3

Unless both parties terminate this Agreement in advance according to 6.1(b) hereof, the annual plan of supply and demand of products or services of both parties can be adjusted. However, Party A or Party B or its branches, subsidiaries and other controlled units shall, prior to the annual supply plan in respect of such products or services is ascertained by the counterparty, put forward and submit the adjustment to Party A or Party B with which they are affiliated. Both parties shall make the corresponding adjustment of the annual plan for products or services respectively with consensus. The plan for supply and demand of products or services can be adjusted during the course of implementation as required and agreed by both parties, failing which, Party A shall, subject to the conditions of 6.1(b) hereof, provide with the relevant products or services to Party B according to the demand plan submitted by Party B to Party A.

4.4

The term of product or service implementation agreements entered into according to this Agreement shall normally be one year. The product or service implementation agreements with a term of more or less than one year shall be reached by parties through mutual consultation. The terms for financial services can be negotiated by both parties according to the different requirements of various specific projects.

Article 5    Rights and Obligations of Both Parties

5.1	The rights and obligations of Party A

(a)	Party A has the right to:

(i)	Party A has the right to obtain the products and services provided by Party B in accordance with this Agreement;

(ii)	Party A has the right to receive, including through its entities (including its subsidiaries, branches and other relevant units) fees pursuant to the provisions of this Agreement;

(iii)	prepare the plan for the supply of products and services according to the plan of Party B for demand of products or services; and

(iv)	choose to provide the services listed in Appendix II to third parties, provided Party A shall guarantee the provision of products and services to Party B according to the provisions of this Agreement.

(b)	The obligations of Party A include:

(i)

to procure and guarantee its entities, including its subsidiaries, branches and other relevant units, to enter into the relevant product or service implementation agreements with Party B and its entities, including its subsidiaries, branches and other relevant units, pursuant to the provisions of this Agreement and the annual product or service supply and demand plans;

(ii)

to supervise its affiliated companies to provide specialized services such as the supply of water, electricity and gas, communications, and fire fighting, and ensure good quality of services is delivered pursuant to the provisions of this Agreement and as required by Party B;

(iii)	to supervise its affiliated companies and units to provide services according to the pricing standards provided under Appendix 2 of this Agreement;

(iv)	to coordinate the relevant matters relating to such product or service implementation agreements upon the request of the parties to such agreements;

(v)

to designate or establish special organizations responsible for liaison in relation to, preparation of documents for, making plans and arrangements for, balancing supply and demand for, supervision and coordination of the performance of all relevant contracts in respect of, and other matters relating to products and services to be rendered under this Agreement;

(vi)

to procure its entities, including its subsidiaries, branches and other relevant units, to provide relevant services to Party B and its entities, including its subsidiaries, branches and other relevant units, and guarantee to indemnify Party B or the corresponding parties against any loss suffered by the same arising from any breach of any provision of this Agreement or the relevant product and service implementation agreements; and

(vii)	to provide to the auditors of Party B with the accounting records of Party A and its associates in respect of the connected transactions.

5.2	the rights and obligations of Party B

(a)	Party B has the right:

(i)	Party B has the right to obtain, including through its entities (including its subsidiaries, branches and other relevant units), the products and services provided by Party A;

(ii)

to choose to receive products or services, including the services set forth in Appendix II, from any third party subject to the provisions of this Agreement and provided that quality of products or services of the same type offered by such third parties shall be superior to those offered by Party A given the same terms and conditions. But either of parties shall continue to perform its obligations according to the agreements entered into by both parties before this Agreement came into force in respect of one or more of the products or services herein;

(iii)	to prepare the annual plan for supply and demand and make the corresponding adjustments thereof in its discretion;

(iv)	to receive, including through its entities (including its subsidiaries, branches and other relevant units), the fees for services pursuant to this Agreement;

(v)	to provide with the services listed in Appendix I to any third parties without prejudicing Party A and in compliance with the provisions of this Agreement; and

(vi)	to audit the accounting records of Party A and its associates in respect of connected transactions.

(b)	The obligations of Party B include:

(i)

to procure and guarantee its entities, including its subsidiaries, branches and other relevant units, to enter into the relevant product and service implementation agreements with Party A and its entities, including its subsidiaries, branches and other relevant units thereof, pursuant to the provisions of this Agreement and the supply and demand plan;

(ii)	to supervise its subsidiary companies and units providing services of good quality in accordance with the pricing standards set forth in Appendix I hereto;

(iii)	to coordinate the relevant matters relating to product and services implementation agreements upon the request of the parties to such agreements;

(iv)

to designate or establish special organizations responsible for liaison in relation to, preparation of documents for, making plans and arrangements for, balancing supply and demand for, supervision and coordination of the performance of all relevant contracts in respect of, and other matters relating to products and services to be rendered under this Agreement;

(v)	to pay the relevant service fees according to the provisions of this Agreement and each product and service implementation agreement; and

(vi)

to ensure the indemnification against any loss suffered by Party A or the corresponding parties arising from any breach of any provision of this Agreement or the relevant product and service implementation agreements, unless the breach is committed by any of Party A’s subsidiaries in which Party B has any interests.

5.3

Party A and Party B have the obligation to take further necessary actions including the execution of other relevant agreements or contracts or documents so as to ensure the realization of the purpose and contents provided in this Agreement.

Article 6    Term and Termination of Specific Contracts

6.1    Termination of supply.

(a)

In the event Party B is unable to obtain conveniently certain services provided by Party A from any third party (including but not limited to any third party affiliated to Party A) and Party B notifies Party A of such situation from time to time, unless permitted by Party B in writing, Party A shall not terminate the supply of such services (other than for any breach of the provisions of this Agreement by Party B).

(b)

Any party to the product and service implementation agreements (this Agreement excluded) entered into according to this Agreement may issue, in compliance with the Article 6.1(a) and 6.1(c), a written notice to the other to terminate the provision of products or services not less than six months in advance. Such notice shall stipulate what products or services will cease to be supplied and when such termination will take effect. If the supply of certain products or services is terminated according to this article, such termination shall neither affect other rights or obligations of Party A or Party B under this Agreement, nor affect other rights or obligations of any party to the product and service implementation agreements entered into according to this Agreement.

(c)

If either party has issued a notice terminating the supply of certain services according to 6.1(b) hereof, unless otherwise agreed by both parties, such notice shall not terminate or affect the supply of such services agreed by both parties at the time of or prior to issuing such notice.

6.2

This Agreement shall come into effect as of January 1, 2021 after it is chopped with the common seals of the parties hereto and approved at Party B’s general meeting of shareholders, and shall remain valid for a period of three (3) years. The term of this Agreement may be extended subject to the mutual consent between the parties to this Agreement and the approval of the stock exchanges of the places where Party B is listed, and/or the ratification of Party B’s general meeting of shareholders (as required by the stock exchanges and the competent regulatory authorities of the places of listing).

6.3

If one party breaches any provision of this Agreement (the “Defaulting Party”) and the other party (the “Non-defaulting Party”) issues a written notice notifying the Defaulting Party of its breach and requires the Defaulting Party to remedy within the reasonable period determined by the Non-defaulting Party, the Non-defaulting Party may immediately terminate this Agreement if the Defaulting Party fails to remedy such breach within the aforesaid period. The Non-defaulting Party reserves the rights of recourse and compensation and other rights and claims against the Defaulting Party permitted by any law. If the Non-defaulting Party fails to issue such notice to the Defaulting Party According to the provisions of this article, such failure shall not be construed as a waiver of any right provided in this Agreement and permitted by laws.

6.4	The termination of this Agreement shall not affect the rights or obligations of either party hereto accrued under this Agreement prior to the termination.

Article 7    Representations and Warranties

7.1    The Party A represents and warrants as follows:

(a)	Party A is a limited liability company established in accordance with law with independent legal-person status and holds a valid business license;

(b)	Party A has carried out its businesses in accordance with law and has never engaged in any activities beyond the business scope prescribed by law;

(c)

Party A has obtained all governmental approvals (if necessary) and has obtained or completed all internal authorizations necessary for the execution of this Agreement; the signor of this Agreement on its behalf is a duly authorized representative of Party A; and this Agreement, when executed, shall constitute binding obligations of Party A; and

(d)

The execution of this Agreement and the performance of its obligations hereunder by Party A will not violate any other agreements to which Party A is a party, the Party A’s articles of association or any laws, regulations and rules and will not legally or commercially conflict with any other agreement to which Party A is a party or the Party A’s articles of association. Party A has not been in breach of any agreement to which it is a party.

7.2    Party B represents and warrants as follows:

(a)	Party B is a joint stock company with limited liability which was established in accordance with law with independent legal-person status and holds a valid business license;

(b)	Party B has carried out its business in accordance with law and has never engaged in any activities beyond the business scope prescribed by law;

(c)

Party B has obtained or completed all the internal authorizations necessary for the execution of this Agreement; the signor of this Agreement on its behalf is a duly authorized representative of Party B; and this Agreement, when executed, shall constitute binding obligations of Party B; and

(d)

The execution of this Agreement and the performance of the obligations hereunder by Party B will not violate any other agreements to which Party B is a party, Party B’s articles of association or any laws, regulations and rules, and will not legally or commercially conflict with any other agreements to which Party B is a party, or Party B’s articles of association. Party B has not been in breach of any agreement to which it is a party.

Article 8    Force Majeure

8.1

If a party hereto fails to perform all or part of its obligations under this Agreement due to an Event of Force Majeure (an Event of Force Majeure means an event beyond the reasonable control of the affected party and is unforeseeable, or unavoidable and insurmountable if foreseeable, and which happens after the execution of this Agreement and renders the full or partial performance of this Agreement impossible or impracticable in effect. An Event of Force Majeure includes but not limited to flood, fire, draught, typhoon, earthquake, and other natural disaster, traffic accident, strike, insurrection, turmoil and war (whether declared or not ) and any action or inaction of any governmental authorities), the performance of such obligations shall be suspended during the period being affected by the Event of Force Majeure.

8.2

The party claiming being affected by an Event of Force Majeure shall notify the other in writing of the occurrence of such an event as soon as possible, and shall, within 15 days after the occurrence of such an event, provide the other party by courier or registered air mail with appropriate evidence proving the occurrence of the Event of Force Majeure and the period of time it lasts. The party claiming that its performance of this Agreement has become impossible or impracticable due to an Event of Force Majeure shall take all the reasonable measures to eliminate or minimize the effects of the Event of Force Majeure.

8.3

In case of the occurrence of an Event of Force Majeure, both parties shall immediately consult with each other in respect of the performance of this Agreement and shall immediately resume their respective obligations under this Agreement after the cease of the Event of Force Majeure or the elimination of the effects of the same.

Article 9    Public Announcement

Without the prior written consent of the other party, no party may issue any public announcements on matters relating to this Agreement, other than public announcements issued in accordance with the provisions of the China Securities Regulatory Commission, the Shanghai Stock Exchange, the Hong Kong Stock Exchange, the Hong Kong Securities and Futures Commission, the New York Stock Exchange, the U.S. Securities and Exchange Commission or any other governmental or securities regulatory body.

Article 10    Miscellaneous

10.1	Unless otherwise provided for in this Agreement, without the written consent from the other party, no party shall transfer all or part of its rights or obligations under this Agreement.

10.2

This Agreement and the appendices hereto constitute the entire agreement between the parties, and supersede all previous oral and written agreements, contracts, understandings and communications between the parties in respect of the subject matter of this Agreement.

10.3	The illegality, invalidity or unenforceability of any article of this Agreement shall not affect the validity and enforceability of any other provisions of this Agreement.

10.4

Both parties agree to bear their respective fees and expenses incurred for execution of this Agreement in accordance with applicable PRC laws. Where no law addresses the matter, both parties shall share the fees and expenses equally.

10.5

Any amendments to this Agreement or its appendices may be made only by a written agreement executed by authorized representatives of both parties and shall be approved by both parties through appropriate corporate actions. In the event that such amendments constitute material and significant amendments to this Agreement and /or its appendices, the amendment shall not come into effect until it is notified to or approved by the Stock Exchange of Hong Kong Limited or (if applicable) the shareholders meeting of Party B (as then required by the Stock Exchange of Hong Kong Limited).

10.6

The delay or failure on the part of either party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.

10.7	The appendices hereto shall constitute an integral part of this Agreement and have the same binding effect on the parties hereto as if the appendices were incorporated into this Agreement.

Article 11    Communications

11.1

Notices and other communications required to be given by any party pursuant to this Agreement shall be written in Chinese and may be delivered personally, or by registered mail to the address of the other party or sent by facsimile transmission to the number of the other party set forth below. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively delivered on the date of personal delivery;

(b)

Notices given by registered mail shall be deemed effectively delivered on the 7th day ( if the last day falls on a Sunday or a public holiday, than such date shall be postponed to the next working day ) after the date on which they were mailed (as indicated by the postmark);

(c)

Notices given by facsimile transmission shall be deemed effectively delivered at the time when the transmission is completed, provided that the sender shall produce the transmission report evidencing the successful transmission of relevant documents;

The addresses and facsimile numbers of the parties are as follows:

If to Party A:

China National Petroleum Corporation

Mailing Address: 9 Dongzhimen North Street, Dongcheng District, Beijing, the PRC

Facsimile Number:    010-6209 9428

Post Code:    100007

If to Party B:

PetroChina Company Limited

Mailing Address: 9 Dongzhimen North Street, Dongcheng District, Beijing, the PRC

Facsimile Number:    010-6209 9436

Post Code:    100007

A party shall, in accordance with the provisions in this Article and as soon as possible, notify the other party in writing of any change to its address or facsimile number set forth above.

Article 12    Governing Law and Dispute Settlement

12.1	This Agreement shall be governed by and interpreted in accordance with the PRC law.

Any dispute arising from or in connection with this Agreement shall be resolved through friendly consultation between the parties. If the dispute cannot be settled in the aforesaid manner, either party shall be entitled to submit the dispute to Beijing Arbitration Commission for arbitration to be conducted in accordance with the Commission’s arbitration rules in effect at the time of the arbitration. The arbitral award shall be final and binding upon both parties.

12.2	The provisions in each of the specific contracts in respect of dispute settlement shall be made with reference to the dispute settlement clauses set forth herein.

Article 13    Definition and Interpretation

13.1	Unless the context otherwise requires, the following terms shall have the following meanings in this Agreement:

“Financial Year”	the calendar year from 1 January to 31 December.

“Services”	the transactional activities in which the parties hereto provide each other with the services within the service scope stipulated in this Agreement.

“Government-Set-Price”	the price for such type of services as determined in any laws, regulations, decisions, orders or guidelines enacted by any government of the relevant country/region (including but not limited to any central government, federal government, local government, state/league government and any other instrumentality that rules a certain territory by controlling domestic issues and foreign affairs thereof, in whatever name, structure and form), and any other regulatory authority.

“Market Price”	the price determined according to the following order of priority: (1) the price determined by reference to the prices then charged by at least two independent third parties for services of comparable size provided on an arm’s length basis in the place where the subject services are provided or in the vicinity thereof; (2) the price determined by reference to the prices then charged by at least two independent third parties for services of comparable size provided on an arm’s length basis in the neighboring region/country of the place where the subject services are provided.

“Cost Price”	the price determined by the actual cost incurred by Party A, but not more than the actual cost at which the relevant services were provided by Party A in 1998.

“Agreed Contractual Price”	as for the geological surveying, drilling, well cementing, logging, mud logging, well testing, downhole operation, and oilfield construction, the Agreed Contractual Price shall be the actual cost for the provision of such product or services plus an additional margin of not more than 15%, provided that, such Agreed Contractual Price shall not be higher than the prices available for the provision of such products and services in the international market. As for other products and services priced in accordance with the Agreed Contractual Price, the Agreed Contractual Price shall be the actual cost for the provision of such product or service plus an additional margin of not more than 3%.

For the avoidance of doubt, the aggregate value of all products and services provided at Cost Price and at Agreed Contractual Price and at the ratio of benefits received by Party A and Party B pursuant to this Agreement during the financial year ended 31 December 1998 was RMB 36.9 billion, calculated on a pro-forma adjusted basis (the “1998 Amount”). The aggregate value of, in each future financial year, of products and services provided by Party A to Party B at Cost Price, or at Agreed Contractual Price pursuant to this Agreement shall not exceed the 1998 Amount. But in the event the cost of certain products or services changes due to inflation, the aggregate value of products or services purchased by Party B from Party A may exceed the 1998 Amount, but the margin shall not be higher than the extra amount calculated on the basis of the national average inflation promulgated by the State. If, due to the development of new projects or natural disasters or other special events, Party B is required to purchase additional products or services such that the aggregate value of all such products or services to be priced at cost or at Agreed Contractual Prices exceeds the 1998 Amount, the decision for such purchase shall be made by the board of directors and the management of Party B on the basis of the comprehensive analysis of Party B’s business plan and financial situation, to ensure that such purchases allow for the reasonable returns to Party B’s shareholders.

“Pricing Standards”	Government-Set-Prices, Market Prices, Agreed Contractual Prices or Cost Prices.

“Supply”	The activities of providing products and services by Party A and Party B to each other according to the provisions of this Agreement.

“Risk Operation Services”	Within certain conventional reserve blocks with exploitation difficulties and certain unconventional reserve blocks specified by Party B, Party A provides comprehensive risk operation services to Party B for its exploitation and production within these reserve blocks by supplying capital and bear the risks. Party B is responsible to pay a service fee to Party A only when there are crude oil and natural gas outputs in these reserve blocks. Such services are contractual services. The mineral interests and ownership of reserves of such reserve blocks remain unchanged. The outputs of crude oil and natural gas shall be recorded to Party B, who is responsible for the centralized sales of such outputs. Taking into consideration the quality level and the difficulties of exploitation of the reserve blocks where Party A provides risk operation services and the investment made by Party A thereinto, the service fee payable by Party B shall be calculated based on a certain percentage of the then prevailing Market Price of the crude oil and natural gas outputs under the risk operation services Party A provided, and shall be paid in cash. For conventional oil and gas and unconventional oil and gas respectively, different rates of service fee shall apply.

The term “conventional oil and gas” refers to the oil and gas resources that can be extracted by using technologies already mastered and are economically viable. For conventional oil and gas, the service fee for the risk operation services during the investment payback period shall be 60% - 70% of the then prevailing Market Price of crude oil and gas, and shall be 50% of the then prevailing Market Price of crude oil and gas after the investment payback period expires.

The term “unconventional oil and gas” refers to the oil and gas resources from which an economically viable output cannot be obtained unless by using large-sized enhanced production measures or special extraction processes. For unconventional oil and gas, the service fee for the risk operation services during the investment payback period shall be equal to the then prevailing Market Price of the crude oil and gas plus the price subsidy granted by the State (if any), and after the investment payback period expires shall be determined subject to further negotiations between the parties based on the then prevailing market conditions and corresponding approval procedures.

“Entrusted Operation and Management”	In view of the close linking between Party A and Party B in terms of certain units and many business processes and with a view to realizing the optimal allocation of internal resources, reducing operation costs, improving management efficiency and giving better play to the synergy of various business segments, Party B will selectively accept the demands raised by Party A from time to time for the provision of management services in connection with its related businesses so as to give full play to the advantages of Party B in terms of business management and realize the coordinated and sustainable development of the company’s business operations.

“Appendices”	Appendix I or Appendix II, or both of them, unless otherwise stated in this Agreement.

13.2	In this Agreement, unless the context otherwise requires:

(a)	A party shall include its successors;

(b)	Articles or appendices refer to the articles or appendices of this Agreement;

(c)	Unless this Agreement otherwise requires, this Agreement may be extended, amended, altered or supplemented through negotiations between both parties;

(d)	Headings are inserted for reference only and shall not affect the interpretation of this Agreement.

Article 14    Others

14.1	This Agreement is written in Chinese.

14.2

This Agreement is made in six (6) originals. This Agreement shall come into effect as of January 1, 2021 after it is affixed with the signature of the authorized representative and the appropriate seal of each party hereto and approved at Party B’s general meeting of shareholders. Each original shall have the same legal effect.

14.3	In witness whereof, each of the parties hereto has caused this Agreement to be executed on the day as stated on the first page of this Agreement.

Party A:	Party B:

China National Petroleum Corporation (affixed with Party A’s seal specifically for contracting purpose)	PetroChina Company Limited (affixed with Party B’s seal specifically for contracting purpose)

Authorized Representative:	/s/	Authorized Representative:	/s/
	LIU Yuezhen		CHAI Shouping

Appendix I Services provided by Party B and it subsidiary entities to Party A and its subsidiary entities

Services	No.	Service items	Pricing principles
Supply of oil and natural gas etc.	1	Crude oil	Market Price
	2	Refined products

Government-Set-Prices and Government-Guiding Prices.

Pursuant to the Notice of the National Development and Reform Commission on Further Improvement of Refined Oil Pricing Mechanism promulgated by the National Development and Reform Commission (Fa Gai Jia Ge [2016] No. 64) on January 13, 2016, (i) the retail prices and wholesale prices of gasoline and diesel, and the supply prices of the gasoline and oil to be supplied to special customers such as social wholesale operators, railway and other transportation operators shall follow government guiding prices, and (ii) the supply prices of the gasoline and diesel for natural reserve purpose and for the use by Xinjiang Production and Construction Corps shalll follow government set prices. The prices of gasoline and diesel shall be adjusted every 10 business days in line with the change of crude oil prices on international market. The National Development and Reform Commission (the “NDRC”) shall publish on its portal website the retail price ceilings per ton of standard gasoline and diesel products and the supply prices per ton of the gasoline and diesel for national reserve purpose and for the use by Xinjiang Production and Construction Corps. Accordingly the provincial-level pricing authority of each province shall publish on a designated website the local wholesale price ceilings and retail price ceilings of standard and nonstandard gasoline and diesel products.

	3	Chemical products	Market Price

4	Natural gas

Government-Set-Price and Government-Guiding Prices.

Pursuant to the Circular of NDRC regarding Adjustment of Natural Gas Price promulgated by NDRC on June 28, 2013 (Fa Gai Jia Ge [2013] No. 1246), the regulation of the pricing mechanism of natural gas shall be changed from ex-factory-price-controlled to citygate-price-controlled. The NDRC currently classifies the natural gas subject to citygate price regulation policy into two categories, which are (i) the natural gas of which the pricing shall be market-driven, including shale gas, coal-bed methane, coal gas and other types of unconventional natural gas and domestically produced offshore natural gas; the imported natural gas supplied to the market sourced through LNG importation and through those pipeline gas importation projects put into operation before the end of 2014; the natural gas supplied to the market via gas storages and gas trading platforms such as Shanghai Oil and Gas Exchange and Chongqing Oil and Gas Exchange; and the natural gas supplied to LNG producers, fertilizer producers and other directly supplied industrial enterprises; and (ii) the natural gas of which the pricing shall be government guided. Any other types of natural gas that do not fall into any of the foregoing categories shall be priced by following the government guiding prices. Specifically, gas suppliers and purchasers would determine the specific settlement prices of such other types of natural gas through negotiations by using the citygate benchmark prices published by the competent government authorities as the base and then adjusting the base within the prescribed range (upwards no more than 20% or downwards limitlessly). The types of natural gas to be priced by following the government-guiding prices mainly include the domestically produced onshore conventional gas to be supplied to municipal gas companies and the pipeline gas imported through natural gas pipeline projects put into operation before the end of 2014.

5	Supply of water

Government-Set-Price plus cost (if applicable).

Pursuant to the Measures for Administration of Urban Water Supply Price (Ji Jia Ge [1998] No. 1810) enacted by the original Planning Commission and the Ministry of Housing and Urban-Rural Development (“MHURD”), as amended by NDRC and MHURD on November 29, 2004, the urban water supply price shall be set by the competent governmental authorities in accordance with the authority as set forth in the applicable List of Pricing Regulation Authority Allocation.

	6	Supply of electricity

Government-Set-Price plus cost (if applicable).

Pursuant to the Electric Power Law of the PRC enacted on December 28, 1995 and amended on August 27, 2009, April 24, 2015 and December 29, 2018 respectively, the on-grid tariffs of the electric power distributed through the grids crossing different provinces, autonomous regions and centrally administered municipalities, or provincial-level grids shall be proposed by the power production enterprises in consultation with the grid operators and then submitted to the pricing regulatory department under the State Council. The on-grid tariffs of the electric power distributed through independent grids shall be proposed by the power production enterprises in consultation with the grid operators and then submitted to the competent pricing regulatory authorities for approval. The electric power generated by any local invested power producer, if distributed through independent grids running within the local province or for self-use by the power producer itself, may be administered by the local provincial (autonomous region or centrally administered municipality) people’s government.

	7	Supply of gas

Government-Set-Price plus cost (if applicable).

Pursuant to the Regulations on Administration of Urban Gas promulgated by the State Council on October 19, 2010 under State Council Decree No. 583 and amended by the State Council Decree No. 666 dated February 6, 2016, the pricing regulatory authority under the people’s government above the county level shall determine and adjust the selling price of the pipeline delivered gas.

	8	Supply of heating

Government-Set-Price plus cost (if applicable).

Since there are currently no documents addressing uniform standard of lump-sum price or fee rate for heating supply published by the State, the price of heating supply is set by the local government.

	9	Quantifying and Measuring	Market Price

	10	Quality Inspection	Market Price

	11	Entrusted Operation and Management	Market Price

	12	Materials Supply	Market Price

Financial Services	1	Entrusted lending	The price shall be determined on the basis of the lending interest rate of the same period and the relevant fee standard published by PBOC and with reference to the Market Price.
	2	Guarantee	Market Price
	3	Others

The applicable prices set by and the fee rates published by PBOC, China Banking Regulatory Commission, China Insurance Regulatory Commission and other similar governmental authorities, and applicable Market Prices.

Appendix II Services provided by Party B and it subsidiary entities to Party A and its subsidiary entities

Services	No.	Services items	Pricing principles
Engineering And Technical Services	1	Geological surveying	Before the State publishes any uniform standard of lump-sum price or fee rate, the price of each item of services shall be determined by reference to the Agreed Contractual Price. After the State publishes such uniform standard of lump-sum price or fee rate, the price of each item of services shall be determined on the basis of the same. The State has not yet published any document addressing such uniform standard of lump-sum price or fee rate.
	2	Drilling
	3	Well cementing
	4	Logging
	5	Mud logging
	6	Well testing
	7	Downhole operation
	8	Oilfield construction (including building installation)
	9	Oil refinery construction (including building installation)

Government-Set-Price.

For the construction part, the lump-sum price set by the people’s government of the relevant province, autonomous region or centrally administered municipality shall be adopted, and for the installation part, the prevailing industrial lump-sum price shall be adopted.

	10	Engineering and design

Market-Driven-Price.

Pursuant to the Notice on Further Liberating Prices of Professional Services for Construction Projects promulgated by the NDRC on February 10, 2015, on the basis of liberation of the prices of those professional services to construction projects that are not invested or commissioned by the government, the prices of the following professional services to construction projects previously subject to the government-guiding-price-based regulation regime shall be fully liberated and become market-driven: project exploration and design fee, including the fee charged for project exploration and the fee charged for design.

Services	No.	Services items	Pricing principles
	11	Project monitoring and management

Market-Driven-Price.

Pursuant to the Notice on Further Liberating Prices of Professional Services for Construction Projects promulgated by the NDRC on February 10, 2015, drawing on the liberation of the prices of those professional services to construction projects that are not invested or commissioned by the government, fully liberate the prices of the following professional services to construction projects previously subject to the government-guiding-price-based regulation regime and allow them to become market-driven: project monitoring and management fee.

	12	Equipment repairing and maintenance	Agreed Contractual Price
	13	Equipment antiseptic testing and research	Agreed Contractual Price
	14	Process and Technology services	Agreed Contractual Price
	15	Public construction (roads of oilfields and factories, municipal construction, civil buildings and public facilities)

Where there is a uniform standard of lump-sum price or fee rate set by the State, the prices shall be determined by reference to such standard. Where there is no such standard, prior to January 1, 2000, the prices shall be determined on the basis of the Market Price, and from and after January 1, 2000, the price shall be determined by public bidding in accordance with the provisions of the Law of the People’s Republic of China on Invitation and Submission of Bids coming into effect on January 1, 2000.

	16	Risk Operation Services	Market Price
	17	Other services (including information services)	Market Price

Services	No.	Services items	Pricing principles
Production Services	1	Supply of water

Government-Set-Price plus cost (if applicable).

Pursuant to the Measures for Administration of Urban Water Supply Price (Ji Jia Ge [1998] No. 1810) enacted by the original Planning Commission and MHURD, as amended by NDRC and MHURD on November 29, 2004, the urban water supply price shall be set by the competent governmental authorities in accordance with the authority as set forth in the applicable List of Pricing Regulation Authority Allocation.

	2	Supply of electricity

Government-Set-Price plus cost (if applicable).

Pursuant to the Electric Power Law of the PRC enacted on December 28, 1995 and amended on August 27, 2009, April 24, 2015 and December 29, 2018 respectively, the on-grid tariffs of the electric power distributed through the grids crossing different provinces, autonomous regions and centrally administered municipalities, or provincial-level grids shall be proposed by the power production enterprises in consultation with the grid operators and then submitted to the pricing regulatory department under the State Council. The on-grid tariffs of the electric power distributed through independent grids shall be proposed by the power production enterprises in consultation with the grid operators and then submitted to the competent pricing regulatory authorities for approval. The electric power generated by any local invested power producer, if distributed through independent grids running within the local province or for self-use by the power producer itself, may be administered by the local provincial (autonomous region or centrally administered municipality) people’s government.

Services	No.	Services items	Pricing principles
	3	Supply of gas

Government-Set-Price plus cost (if applicable).

Pursuant to the Regulations on Administration of Urban Gas promulgated by the State Council on October 19, 2010 under State Council Decree No. 583 and amended by the State Council Decree No. 666 dated February 6, 2016, the pricing regulatory authority under the people’s government above the county level shall determine and adjust the selling price of the pipeline delivered gas.

	4	Supply of heating

Government-Set-Price plus cost (if applicable).

Since there are currently no documents addressing uniform standard of lump-sum price or fee rate for heating supply published by the State, the price of heating supply is set by the local government.

	5	Communications	Agreed Contractual Price
	6	Fire fighting	Agreed Contractual Price
	7	Library information and filing services	Cost Price
	8	Maintenance of roads	Cost Price
	9	Security	Market Price
	10	Asset leasing	Market Price
	11	Environment and sanitation	Market Price
	12	Repair of machinery	Market Price
	13	Manufacture of machinery	Market Price
	14	Transportation	Market Price
	15	Others (including shared services)	Market Price
Supply of Materials	1	Purchase of materials	Market Price
	2	Quality inspection, Storage, delivery	Agreed Contractual Price
Ancillary Services	1	Property management	Market Price
	2	Training centers	Agreed Contractual Price
	3	Guesthouses	Market Price
	4	Canteens	Market Price
	5	Public shower rooms	Market Price
	6	Others	Market Price
Social Service	1	Security	The actual cost incurred by Party B in 1998.
	2	Education	The actual cost shared by Party B in 1998, reduced gradually.
	3	Hospitals
	4	Cultural and publicity
	5	Kindergarten	Market Price
	6	Daycare
	7	Public transportation

Services	No.	Services items	Pricing principles
Social Services	8	Municipal facilities
	9	Comprehensive services
	10	Retirement Administration	To be shared by the parties based on the Cost Price and the extent of benefits enjoyed.
	11	Reemployment service Centers
	12	Others	Market Price
Financial Services	1	Loan, deposits, and payment of interest	Based on the interest rate of the same period and relevant fee standard promulgated by PBOC, and no less favorable than those offered by independent third parties.
	2	Interest income
	3	Guarantee	Not higher than the guarantee provision fees charged by PRC policy banks for provision of guarantees.
	4	Others

The applicable prices set by and the fee rates published by PBOC, China Banking Regulatory Commission, China Insurance Regulatory Commission and other similar governmental authorities, and applicable Market Prices.